UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 26, 2014

R. R. DONNELLEY & SONS COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-4694	36-1004130
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 South Wacker Drive

Chicago, Illinois 60606

(Address of principal executive offices)

Registrant’s Telephone Number, Including Area Code: (312) 326-8000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On September 26, 2014, R.R. Donnelley & Sons Company (the “Company”) filed a Certificate of Correction (the “Certificate of Correction”) to its Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on July 25, 2007 (the “Restated Certificate of Incorporation”). On November 8, 2006, in connection with the expiration on August 8, 2006 of that certain Rights Agreement, dated as of April 25, 1996 (the “Rights Agreement”), between the Company and EquiServe Trust Company, N.A., the Company filed a Certificate of Elimination with the Secretary of State of the State of Delaware to eliminate all references in its certificate of incorporation solely to the Series A Junior Participating Preferred Stock contemplated by the Rights Agreement (the “Series A Preferred Stock”). However, the Restated Certificate of Incorporation inadvertently removed all references in the certificate of incorporation of the Company that previously had been in effect to the preferred stock of the Company, par value $1.00 per share (the “Preferred Stock”), including, in “Article FOURTH”, the authority of the Company to issue 2,000,000 shares of Preferred Stock and the provision that had been set forth in “Article FOURTH, Section I, Preferred Stock”, which in pertinent part authorized the Board of Directors of the Company (the “Board”) to provide for the issuance of shares of the Preferred Stock from time to time, with such designations, preferences, rights, qualifications, limitations and restrictions thereof as the Board shall determine. The Certificate of Correction corrects this scrivener’s error by reinserting into the Restated Certificate of Incorporation all such references to the Preferred Stock (other than the references to the Series A Preferred Stock).

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit 3.1.	Certificate of Correction of Restated Certificate of Incorporation of the Company, dated September 26, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

R. R. DONNELLEY & SONS COMPANY

Date: September 26, 2014
	By:	/s/ Suzanne S. Bettman
	Name:	Suzanne S. Bettman
	Title:	Executive Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description

3.1	Certificate of Correction of Restated Certificate of Incorporation of the Company, dated September 26, 2014